Exhibit 5.1

[Clifford Chance US LLP Letterhead]

June 21, 2007

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

We have acted as counsel to SL Green Realty Corp., a Maryland corporation (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”) of 4,327,725 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable when and if the holders of 3.00% Exchangeable Senior Notes due 2027 (the “Notes”) of SL Green Operating Partnership, L.P. (“SL Green OP”) tender such Notes for exchange pursuant to the Indenture dated March 26, 2007 (the “Indenture”) by and among SL Green OP, the Company and The Bank of New York, as Trustee.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company, certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters (the “Resolutions”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors, partners and employees of, and accountants for, the Company and SL Green OP.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued upon exchange of the Notes in accordance with the Indenture and the Resolutions, will be validly issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the laws of the Maryland General Corporation Law. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP